BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Visit us on the web at: www.bjlcpas.com

High Ridge Commons
Suite 402
200 Haddonfield Berlin Road
Gibbsboro, New Jersey 08026
P: 856-346-2828
F: 856-346-2882

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 19, 2007, to be filed by our former client, SoftNet Technology Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm except as it relates to the following:

The date of the earliest event reported is July 19, 2007.

Very truly yours,

Bagell, Josephs, Levine & Company, L.L.C.

Bagell, Josephs, Levine & Company, L.L.C.
Gibbsboro, NJ 08026

August 15, 2007